BNY MELLON NEW YORK AMT-FREE Municipal Bond fund

CERTIFICATE OF AMENDMENT

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of BNY Mellon New York AMT-Free Municipal Bond Fund, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated July 24, 1992 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust, as follows:

1.       The new class of Shares of the Trust established and designated by the Trust's Board of Trustees are "Class Z" shares.

2.       The existing classes of Shares of the Trust continue to be designated as "Class A" shares, "Class C" shares, "Class I" shares and "Class Y" shares.

3.       Class A shares, Class C shares, Class I shares, Class Y shares and Class Z shares of the Trust shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

4.       The purchase price of Class A shares, Class C shares, Class I shares, Class Y shares and Class Z shares of the Trust, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 15th day of November, 2023.

BNY MELLON New York AMT-Free Municipal Bond FUND

By: /s/ Jeff Prusnofsky
Name: Jeff Prusnofsky
Title: Vice President and Assistant Secretary

STATE OF NEW YORK )

: ss.:

COUNTY OF NEW YORK )

On this 15th day of November, 2023, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Sarah S. Kelleher

Notary Public